Exhibit 28 (h)(32) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

FINANCIAL ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT dated as of March 1, 2011 is made, severally and not jointly (except that the parties agree that the calculation required by Section XIII hereunder shall be joint and not several) by each of the investment companies listed on Exhibit A hereto (each, a “Trust”) and State Street Bank and Trust Company (“State Street”).

WHEREAS, each Trust is registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) with authorized and issued shares of capital stock or beneficial interest (the “Shares”);

WHEREAS, certain Trusts subject to this Agreement are “series companies” as defined in Rule 18f-2(a) under the 1940 Act and, as used in this Agreement, the term “Portfolio” refers to either (i) an individual portfolio of such a series company or (ii) an investment company that is not organized as a series company, and the term “Portfolios” refers to all such portfolios and investment companies, collectively;

WHEREAS, Shares of each Portfolio may be subdivided into “classes” as provided in Rule 18f-3 under the 1940 Act;

WHEREAS, the Trust desires to retain State Street as financial administrator (the “Financial Administrator”) to furnish certain financial administrative services on behalf of the Portfolios;

WHEREAS, the Trust desires to retain State Street as accounting agent (the “Accounting Agent”) to perform certain accounting and recordkeeping services on behalf of the Portfolios; and

WHEREAS, State Street is willing to perform such services on the terms provided herein.

NOW, THEREFORE, the parties agree as follows:

I.	APPOINTMENT

A.        Of State Street as the Financial Administrator

The Trust hereby appoints State Street to act as Financial Administrator with respect to the Trust for purposes of providing certain financial administrative services for the period and on the terms set forth in this Agreement. State Street accepts such appointment and agrees to render the financial administrative services stated herein.

The Trust will initially consist of the Portfolios identified on Exhibit A hereto. In the event that the Trust establishes one or more additional Portfolios with respect to which it wishes to retain the Financial Administrator to act as financial administrator hereunder, the Trust shall notify the Financial Administrator in writing (including by facsimile or electronic mail communication). Upon such notification, such Portfolio shall become subject to the provisions of this Agreement to the same extent as the existing Portfolios, except to the extent that such provisions (including those relating to compensation and expenses payable by the Trust and its Portfolios) may be modified with respect to each additional Portfolio in writing by the Trust and the Financial Administrator at the time of the addition of the Portfolio.

B.        Of State Street as the Accounting Agent

The Trust hereby appoints State Street to act as Accounting Agent with respect to the Portfolios for purposes of providing certain accounting and recordkeeping services for the period and on the terms set forth in this Agreement. State Street accepts such appointment and agrees to render the accounting and recordkeeping services stated herein.

The Trust will initially consist of the Portfolios identified on Exhibit A. In the event that the Trust establishes one or more additional Portfolios with respect to which it wishes to retain the Accounting Agent to act as accounting agent hereunder, the Trust shall notify the Accounting Agent in writing (including by facsimile or electronic mail communication). Upon such notification, such Portfolio shall become subject to the provisions of this Agreement to the same extent as the existing Portfolios, except to the extent that such provisions (including those relating to compensation and expenses payable by the Trust and its Portfolios) may be modified with respect to each additional Portfolio in writing by the Trust and the Accounting Agent at the time of the addition of the Portfolio.

II.       REPRESENTATIONS and WARRANTIES

A.       By State Street. State Street represents and warrants that:

1.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

2.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

3.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

4.	No legal or administrative proceedings have been instituted or threatened which would impair State Street’s ability to perform its duties and obligations under this Agreement;

5.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it; and

6.	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

B.       By the Trust. The Trust represents and warrants that:

1.	It is duly organized, existing and in good standing under the laws of the jurisdiction in which it was formed;

2.	It has the power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

3.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

4.	With respect to each Portfolio, it is an investment company properly registered under the 1940 Act;

5.	A registration statement under the 1940 Act (and if Shares of the Portfolio are offered publicly, under the Securities Act of 1933, as amended (the “1933 Act”)) has been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its Shares have been made;

6.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

7.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

8.	As of the close of business on the date of this Agreement, the Trust is authorized to issue its Shares.

III.	DUTIES of STATE STREET

A.       As the Financial Administrator. The Financial Administrator shall provide the following services, in each case, subject to the control, supervision and direction of the respective Trust and its Board of Trustees/Directors (the “Board”) and in accordance with procedures which may be established from time to time between the Trust and the Financial Administrator (including the procedures established in the “Service Level Agreement” as defined in Section V of this Agreement):

1.	Compile, review and deliver to the Trust, fund performance statistics including Securities and Exchange Commission (the “SEC”) yields, distribution yields and total returns;

2.	Prepare and submit for approval by officers of the Trust a fund expense budget, review expense calculations and arrange for payment of the Trust’s expenses;

3.	Prepare for review and approval by officers of the Trust financial information required for the Trust’s annual and semi-annual reports, proxy statements and other communications required or otherwise to be sent to shareholders; review text of “President’s Letter to Shareholders” and “Management’s Discussion of Financial Performance” as included in shareholder reports (which shall also be subject to review by the Trust’s legal counsel);

4.	Prepare for review by an officer of and legal counsel for the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, Form N-2, Form N-14, Form N-Q and Form 24F-2 and such other reports, forms or filings as may be mutually agreed upon;

5.	Prepare reports, including media questionnaires and mutual fund publication surveys, relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise prepared by the Trust’s investment adviser, custodian, legal counsel or independent accountants;

6.	Oversee and review calculations of fees paid to State Street and to the Trust’s investment adviser, shareholder servicing agent, distributor, custodian, fund administrator, fund accountant and transfer and dividend disbursing agent (“Transfer Agent”), in addition to the oversight and review of all asset based fee calculations;

7.	Prepare fund income forecasts and submit for approval by officers of the Trust, recommendations for fund income dividend distributions;

8.	Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Trust, and provide related planning assistance where requested or appropriate;

~~9.~~	~~Complete monthly preferred shares “asset coverage” test (as that term is defined in Section 18(h) of the 1940 Act) (the “1940 Act Test”) following the compliance procedures contained in Exhibit D attached hereto, as such Exhibit may be amended from time to time by mutual agreement of the parties (the “Compliance Procedures”);~~

~~10.~~	~~Complete monthly preferred shares basic maintenance amount test for Fitch Ratings, Ltd. (“Fitch”) (the “Fitch Preferred Shares Basic Maintenance Test”) following the Compliance Procedures; and~~

~~11.~~	~~Complete monthly preferred shares basic maintenance amount test for Moody’s Investors Service, Inc. (“Moody’s”) (the “Moody’s Preferred Shares Basic Maintenance Test”) following the Compliance Procedures.~~ See First Amendment, dated 3/1/11, effective 3/25/11

The Financial Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

B.	As the Accounting Agent. The Accounting Agent shall provide the following services, in each case, subject to the control, supervision and direction of the respective Trust and its Board and in accordance with procedures which may be established from time to time between the Trust and the Accounting Agent (including the procedures established in the “Service Level Agreement” as defined in Section V of this Agreement):

1.	Books of Account. The Accounting Agent shall maintain the books of account of the Trust and shall perform the following duties in the manner prescribed by the respective Trust’s currently effective prospectus, statement of additional information or other governing document, copies of which have been certified by the Secretary of the Funds and supplied to the Accounting Agent (a “Governing Document”) (including the procedures established in the Service Level Agreement):

a. Value the assets of each Portfolio using: primarily, market quotations (including the use of matrix pricing) supplied by the independent pricing services selected by the Accounting Agent in consultation with the Trust’s investment adviser (the “Adviser”) and approved by the Board; secondarily, if a designated pricing service does not provide a price for a security that the Accounting Agent believes should be available by market quotation, the Accounting Agent may obtain a price by calling brokers designated by the Adviser, or if the Adviser does not supply the names of such brokers, the Accounting Agent will attempt on its own to find brokers to price the security, subject to approval by the Adviser; thirdly, for securities for which no market price is available, the Valuation Committee overseen by the Board (the “Committee”) will determine a fair value in good faith; or fourthly, such other procedures as may be adopted by the Board. Consistent with Rule 2a-4 under the 1940 Act, estimates may be used where necessary or appropriate. The Accounting Agent is not the guarantor of the accuracy of the securities prices received from such pricing agents and the Accounting Agent is not liable to the Trust for errors in valuing a Portfolio’s assets or calculating the net asset value (the “NAV”) per share of such Portfolio or class when the calculations are based upon inaccurate prices provided by pricing agents. The Accounting Agent will provide daily to the Adviser the security prices used in calculating the NAV of each Portfolio, for its use in preparing exception reports for those prices on which the Adviser has a comment. Further, upon receipt of the exception reports generated by the Adviser, the Accounting Agent will diligently pursue communication regarding exception reports with the designated pricing agents;

b.	Determine the NAV per share of each Portfolio and/or class, at the time and in the manner from time to time determined by the Board and as set forth in the Prospectus of such Portfolio;

c.	Prepare the weekly or bi-weekly mark-to-market reports and analysis in compliance with Rule 2a-7 for each of the money market portfolios.

d.	~~Monitor the triggers used to determine when the ITG fair value pricing procedures may be invoked, as further detailed on attached Exhibit C (the Fair Value Pricing Authorization), and inform the appropriate Federated personnel that triggers had been met~~. See First Amendment, dated 3/1/11, effective 3/25/11

e.	Calculate the net income of each of the Portfolios, if any;

f.	Calculate realized capital gains or losses of each of the Portfolios resulting from sale or disposition of assets, if any;

g.	Calculate the expense accruals for each fund/class of shares;

h.	Determine the dividend factor for all daily dividend funds;

i.	Maintain the general ledger and other accounts, books and financial records of the Trust, including for each Portfolio, as required under Section 31(a) of the 1940 Act and the rules thereunder in connection with the services provided by State Street

j.	At the request of the Trust, prepare various reports or other financial documents in accordance with generally accepted accounting principles as required by federal, state and other applicable laws and regulations; and

k.	Such other similar services as may be reasonably requested by the Trust.

The Trust shall provide timely prior notice to the Accounting Agent of any modification in the manner in which such calculations are to be performed as prescribed in any revision to the Trust’s Governing Document. The Accounting Agent shall not be responsible for any revisions to the manner in which such calculations are to be performed unless such revisions are communicated in writing to the Accounting Agent.

2.	Records. The Accounting Agent shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of the Trust under the 1940 Act, specifically Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Trust and shall at all times during the regular business hours of the Accounting Agent be open for inspection by duly authorized officers, employees or agents of the Trust and employees and agents of the SEC. Subject to Section XVII.B below, the Accounting Agent shall preserve for the period required by law the records required to be maintained thereunder.

IV.        DUTIES of the TRUST

A.       Delivery of Documents. The Trust will promptly deliver, upon request, to the Financial Administrator copies of each of the following documents and all future amendments and supplements, if any:

1.	The Trust’s organizational documents;

2.	The Trust’s currently effective registration statements under the 1933 Act (if applicable) and the 1940 Act and the Trust’s Prospectus(es) and Statement(s) of Additional Information (collectively, the “Prospectus”) relating to all Portfolios and all amendments and supplements thereto as in effect from time to time;

3.	Certified copies of resolutions of the Board authorizing (a) the Trust to enter into this Agreement and (b) certain individuals on behalf of the Trust and its third-party agents to (i) give instructions to the Financial Administrator pursuant to this Agreement and (ii) authorize the payment of expenses;

4.	The investment advisory agreements between the Trust and the Advisers; and

5.	Such other certificates, documents or opinions which the Financial Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

The Trust shall provide, or shall cause its third-party agent to provide, timely notice to the Accounting Agent of all data reasonably required by the Accounting Agent for performance of its duties described in Section III.B hereunder. The Trust’s failure to provide such timely notice shall excuse the Accounting Agent from the performance of such duties, but only to the extent the Accounting Agent’s performance is prejudiced by the Trust’s failure.

State Street is authorized and instructed to rely upon any and all information it receives from the Trust or its third-party agent that it reasonably believes to be genuine. State Street shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of the Trust.

State Street shall value the Trust’s securities and other assets utilizing prices obtained from sources designated by the Trust, or the Trust’s duly-authorized agent, on a Price Source Authorization substantially in the form attached hereto as Exhibit B or otherwise designated by means of Proper Instructions (as such term is defined herein) (collectively, the “Authorized Price Sources”). State Street shall not be responsible for any revisions to the methods of calculation adopted by the Trust unless and until such revisions are communicated in writing to State Street.

B.       Proper Instructions. The Trust and its third-party agents shall communicate to State Street by means of Proper Instructions. Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Board shall have from time to time authorized or (ii) a communication effected directly between the Trust or its third-party agent and State Street by electro-mechanical or electronic devices, provided that the Trust and State Street have approved such procedures. State Street may rely upon any Proper Instruction believed by it to be genuine and to have been properly issued by or on behalf of the Trust. Oral instructions shall be considered Proper Instructions if State Street reasonably believes them to have been given by a person authorized to give such instructions. The Trust and its third-party agents shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate. The Trust and its third-party agents shall give timely Proper Instructions to State Street in regard to matters affecting accounting practices and State Street’s performance pursuant to this Agreement.

V.       PERFORMANCE GOALS:

A.       The Trust and State Street have developed mutually acceptable performance goals dated March 1, 2011 , and as may be amended from time to time, regarding the manner in which they expect to deliver and receive the services under this Agreement (hereinafter referred to as “Service Level Agreement”). The parties agree that such Service Level Agreement reflects performance goals and any failure to perform in accordance with the provisions thereof shall not be considered a breach of contract that gives rise to contractual or other remedies. It is the intention of the parties that the sole remedy for failure to perform in accordance with the provisions of the Service Level Agreement, or any dispute relating to performance goals set forth in the Service Level Agreement, will be a meeting of the parties to resolve the failure pursuant to the consultation procedure described in Sections V. B. and V.C. below. Notwithstanding the foregoing, the parties hereby acknowledge that any party’s failure (or lack thereof) to meet the provisions of the Service Level Agreement, while not in and of itself a breach of contract giving rise to contractual or other remedies, may factor into the Trust’s reasonably determined belief regarding the standard of care exercised by State Street hereunder.

B.       Consultation Procedure. If a party hereto is unable to meet the provisions of the Service Level Agreement, or in the event that a dispute arises relating to performance goals set forth in the Service Level Agreement, either party to this Agreement shall address any concerns it may have by requiring a consultation with the other party.

C.       Purpose of Consultation Procedure. The purpose of the consultation procedure is to endeavor to resolve any failure to meet the provisions of the Service Level Agreement. If a consultation occurs under this Section V, all parties must negotiate in good faith to endeavor to:

1.	implement changes which will enable the Service Level Agreement provisions to be met – such changes may include, but are not limited to, modification of either or both parties’ respective operational resources;

2.	agree to alternative Service Level Agreement provisions which meet the parties’ respective business requirements; or

3.	otherwise find a solution such that within a reasonable time after the consultation, the inability to meet the Service Level Agreement provision(s) is reasonably expected to be less likely to occur in the future.

VI.       COMPLIANCE WITH GOVERNMENTAL RULES and REGULATIONS; RECORDS

The Trust assumes full responsibility for its compliance with all securities, tax, commodities and other laws, rules and regulations applicable to it.

VII.       WARRANTIES

If, prior to the Accounting Agent’s calculation of the current NAV, the Trust or its third-party agent notifies the Accounting Agent that any of its accounting services are erroneous in any material respect, the Accounting Agent shall endeavor in a timely manner to correct such failure. Third-parties that are selected by and approved by the Trust and from which the Accounting Agent may obtain certain data included in the accounting services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Accounting Agent arising out of the contents of such third-party data including, but not limited to, the accuracy thereof.

VIII.       FORCE MAJEURE

The parties will maintain throughout the term of this Agreement, such contingency plans as are reasonably believed to be necessary and appropriate to recover the parties’ operations from the occurrence of a disaster and which are consistent with any statute or regulation to which the parties are subject that imposes business resumption and contingency planning standards. The parties agree to provide to one another a summary of their respective contingency plans as they relate to the systems used to provide the services hereunder and to provide periodic updates of such summary upon a party’s reasonable request. If any party is unable to carry out any of its obligations under this Agreement because of conditions beyond its reasonable control, including, but not limited to, acts of war or terrorism, work stoppages, fire, civil disobedience, riots, rebellions, storms, electrical failures, acts of God, and similar occurrences (“Force Majeure”), this Agreement will remain in effect and the non-performing party’s obligations shall be suspended without liability for a period equal to the period of the continuing Force Majeure (which such period shall not exceed fifteen (15) business days), provided that:

(1)	where reasonably practicable, the non-performing party gives the other party prompt notice describing the Force Majeure, including the nature of the occurrence and its expected duration and, where reasonably practicable, continues to furnish regular reports with respect thereto during the period of Force Majeure;

(2)	the suspension of obligations is of no greater scope and of no longer duration than is required by the Force Majeure;

(3)	no obligations of any party that accrued before the Force Majeure are excused as a result of the Force Majeure; and

(4)	the non-performing Party uses reasonable efforts to remedy its inability to perform as quickly as possible.

IX.       INSTRUCTIONS and ADVICE

At any time, State Street may apply to any officer of the Trust for instructions and may consult with its own legal counsel with respect to any matter arising in connection with the services to be performed by State Street under the terms of this Agreement. At any time, State Street may consult with outside counsel for the Trust or the independent accountants for the Trust (“Trust Advisers”) at the expense of the Trust, provided that State Street first obtains consent of the Trust which shall not be unreasonably withheld, with respect to any matter arising in connection with the services to be performed by State Street under the terms of this Agreement. In its capacity as the Financial Administrator or as the Accounting Agent under the terms of this Agreement, State Street shall not be liable, and shall be indemnified by the Trust or appropriate Portfolio for any action taken or omitted by it in good faith reliance upon any instructions or advice provided to State Street by a Trust Adviser or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. State Street shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. Nothing in this paragraph shall be construed as imposing upon State Street any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

X.       NOTICES

All notices shall be in writing and deemed given when delivered in person, by facsimile, by overnight delivery through a commercial courier service, or by registered or certified mail, return receipt requested. Notices shall be addressed to each party at its address set forth below, or such other address as the recipient may have specified by earlier notice to the sender:

If to State Street: LaFayette Corporate Center

2 Avenue de LaFayette, 4 South

Boston, MA 02111

ATTN: Michael E. Hagerty

Telephone: (617) 662-3630

Facsimile: (617) 662-3690

With a copy to: State Street Bank and Trust Company

2 Avenue de LaFayette, 2nd Floor

P.O. Box 5049

Boston, MA 02206-5049

ATTN: Mary Moran Zeven, Esq.

Telephone: (617) 662-1783

Facsimile: (617) 662-3805

If to the Trust: 4000 Ericsson Drive

Warrendale, PA 15086-7561

ATTN: Richard A. Novak, Treasurer

Telephone: (412) 288-7045

Facsimile: (412) 288-6788

XI.       CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations (“Confidential Information”). All Confidential Information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose Confidential Information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of Confidential Information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Furthermore, and notwithstanding anything in this Section XI to the contrary, the Accounting Agent may aggregate Portfolio data with similar data of other customers of the Accounting Agent (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents a sufficiently large sample that no Portfolio data can be identified either directly or by inference or implication.

If either party is required to disclose Confidential Information as a result of a court order, subpoena or similar legal duress, then that party may disclose such Confidential Information, provided that the disclosing party, if not prohibited from doing so, shall undertake reasonable efforts to give the other party prompt prior written notice upon its receipt of any such order or subpoena and provided further that failure to provide such notice shall not give rise to any liability.

The undertakings and obligations contained in this Section XI shall survive the termination or expiration of this Agreement for a period of three (3) years.

XII.       LIMITATION of LIABILITY and INDEMNIFICATION

State Street shall be held to a standard of reasonable care in carrying out its duties under this Agreement. State Street shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section XVI, shall have no responsibility for the actions or activities of any other party, including other service providers. State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the negligence, reckless misconduct, willful malfeasance or lack of good faith of State Street, its officers or employees and, in such event, such liability will be subject to the limitations set forth in Section XIII herein. State Street shall not be liable for any special, INdirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) in any way due to the Trust’s use of the services described herein or the performance of or failure to perform State Street’s obligations under this Agreement. This disclaimer applies without limitation to claims regardless of the form of action, whether in contract (including negligence), strict liability, or otherwise and regardless of whether such damages are foreseeable.

The Trust, or, if applicable, the relevant Portfolio, will indemnify and hold harmless State Street and its stockholders, directors, officers, employees, agents, and representatives (collectively, the “Trust Indemnified Persons”) for, and will pay to the Trust Indemnified Persons the amount of, any actual and direct damages, whether or not involving a third-party claim (collectively, the “Damages”), arising from or in connection with (i) any act or omission by State Street (or any of its affiliates) pursuant to this Agreement which does not constitute negligence, reckless misconduct, willful malfeasance or lack of good faith in fulfilling the terms and obligations of this Agreement, (ii) any act or omission by the Trust (or any of its affiliates) which constitutes a breach of any representation, warranty, term, or obligation contained in this Agreement, or (iii) any act or omission by the Trust (or any of its affiliates) which constitutes negligence, reckless misconduct, willful malfeasance, or lack of good faith in fulfilling the terms and obligations of this Agreement. The remedies provided in this paragraph are not exclusive of or limit any other remedies that may be available to State Street or any other Trust Indemnified Person.

State Street will indemnify and hold harmless the Trust, and its respective shareholders, trustees, directors, officers, agents, and representatives (collectively, the “State Street Indemnified Persons”) for, and will pay to the State Street Indemnified Persons the amount of, any Damages, arising from or in connection with (i) any act or omission by State Street (or any of its affiliates) which constitutes a breach of any representation, warranty, term, or obligation contained in this Agreement or (ii) any act or omission by State Street (or any of its affiliates) which constitutes negligence, reckless misconduct, willful malfeasance, or lack of good faith in fulfilling the terms and obligations of this Agreement; provided, however, that State Street shall not be required to provide indemnification for damages arising from errors caused by inaccurate prices received from independent pricing services and reasonably relied upon by State Street. In the event that State Street is required to provide indemnification under this Section XII, its liability shall be limited as described under Section XIII below. The remedies provided in this paragraph are not exclusive of or limit any other remedies that may be available to the Trust or any other State Street Indemnified Person.

The indemnification and limitation of liability contained herein shall survive the termination of this Agreement.

XIII.       EXCLUSIVE REMEDY

State Street’s total cumulative liability under this Agreement for all of the Trusts in the aggregate during any calendar year shall be limited to actual or direct damage up to the aggregate amount of two (2) times the fees earned by State Street under Section XVI hereunder during the calendar year (or annualized period) preceding the event giving rise to liability.

XIV.       SERVICES NOT EXCLUSIVE

The services of State Street to the Trust are not to be deemed exclusive and State Street shall be free to render similar services to others. State Street shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

XV.       TERM; TERMINATION; AMENDMENT

~~A.       Term. This Agreement shall become effective on the date first written above and shall remain in full force and effect for a period of four (4) years from the effective date (the “Initial Term”) and shall automatically continue in full force and effect after such Initial Term unless either party terminates this Agreement by written notice to the other party at least six (6) months prior to the expiration of the Initial Term. Additionally, if State Street (or any of its affiliates) engages in (i) any act or omission which constitutes a breach of any representation, warranty, term, or obligation contained in this Agreement or (ii) any act or omission which constitutes negligence, reckless misconduct, willful malfeasance, or lack of good faith in fulfilling the terms and obligations of this Agreement, then each Trust or series thereof, shall have the right to immediately terminate this Agreement~~. See Amendment dated 3/1/15

B. Termination. Either party may terminate this Agreement at any time after the Initial Term upon at least six (6) months’ prior written notice to the other party. Termination of this Agreement with respect to any given Portfolio shall in no way affect the continued validity of this Agreement with respect to any other Portfolio. Upon termination of this Agreement, the Trust shall pay to State Street such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

C.       Amendment. This Agreement may be modified or amended from time to time by the mutual agreement of the parties hereto. No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party. The term “Agreement”, as used herein, includes all schedules and attachments hereto and any future written amendments, modifications, or supplements made in accordance herewith.

XVI.       FEES, EXPENSES and EXPENSE REIMBURSEMENT

~~State Street shall receive from the Trust such compensation for its services provided pursuant to this Agreement as may be agreed to from time to time as set forth in the fee schedule between, and agreed upon by, the parties (the “Fee Schedule”). The parties shall review the existing Fee Schedule and an appropriate adjustment to the fee, if any, shall be negotiated by the parties within ninety (90) days in the event that (i) there is a substantial change in the number or mix of types of funds; (ii) new types of funds are offered; or (iii) there are material modifications or changes to the service delivery requirements~~. See Amendment dated 3/1/15

The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Trust shall reimburse State Street for its out-of-pocket costs and expenses incurred in connection with this Agreement with respect to reasonable attorney’s fees incurred by State Street to collect any charges due under this Agreement.

The Trust agrees to promptly reimburse State Street for any equipment and supplies specially ordered by or for the Trust (with the Trust’s consent) through State Street and for any other expenses not contemplated by this Agreement that State Street may incur on the Trust’s behalf at the Trust’s request and with the Trust’s consent.

Each party will bear all expenses that are incurred in its operation and not specifically assumed by the other party. Expenses to be borne by the Trust include, but are not limited to: Organization expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Trust’s registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by State Street under this Agreement); cost of any services contracted for by the Trust directly from parties other than State Street; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director/trustee or employee of the Trust; costs incidental to the preparation, printing and distribution of the Trust’s registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation and filing of the Trust’s tax returns, Form N-1A or N-2, Form N-14, Form N-Q and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; fidelity bond and directors’ and officers’ liability insurance; and cost of independent pricing services used in computing the Trust’s NAV.

State Street is authorized to and may employ or associate with such person or persons as it may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by State Street and State Street shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

XVII.       ASSIGNMENT; SUCCESSOR AGENT

A.       Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party, except that either party may assign to a successor all of or a substantial portion of its business, or to a party controlling, controlled by, or under common control with such party.

B.       Successor Agent. This Agreement shall be binding on and shall inure to the benefit of each party and to their successors and permitted assigns. If a successor agent for the Trust shall be appointed by the Trust, State Street shall upon termination deliver to such successor agent all properties of the Trust held by it hereunder.

In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to State Street on or before the date when such termination shall become effective, then State Street shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $100,000,000, all properties held by State Street under this Agreement. Thereafter, such bank or trust company shall be the successor of State Street under this Agreement.

XVIII.       ENTIRE AGREEMENT

This Agreement (including all schedules and attachments hereto) constitutes the entire Agreement between the parties with respect to the subject matter hereof and terminates and supersedes all prior agreements, representations, warranties, commitments, statements, negotiations and undertakings with respect to such services to be performed hereunder whether oral or in writing.

XIX.       WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

XX.       HEADINGS NOT CONTROLLING

Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

XXI.       SURVIVAL

After expiration or termination of this Agreement, all provisions relating to payment (Section XVI and the Fee Schedule) shall survive until completion of required payments. In addition, all provisions regarding termination (Section XV), indemnification, warranty, liability and limits thereon (Section XII and Section XIII) shall survive, unless and until the expiration of any time period specified elsewhere in this Agreement with respect to the provision in question.

XXII.       SEVERABILITY

In the event any provision of this Agreement is held illegal, invalid, void or unenforceable, the balance shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

XXIII.       GOVERNING LAW; JURISDICTION

This Agreement shall be deemed to have been made in The Commonwealth of Massachusetts and shall be governed by and construed under and in accordance with the laws of The Commonwealth of Massachusetts without giving effect to its conflict of laws principles and rules. The parties agree that any dispute arising herefrom shall be subject to the exclusive jurisdiction of courts sitting in The Commonwealth of Massachusetts.

XXIV.       REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

XXV.       Regulation GG

The Trust hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). In accordance with Regulation GG, the Trust is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with State Street pursuant to this Agreement or otherwise between or among any party hereto.

xxvi.       Data Privacy

State Street will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Portfolios’ shareholders, employees, directors and/or officers that State Street receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

XXVII.       REMOTE ACCESS SERVICES ADDENDUM

State Street and the Trust agree to be bound by the terms of the Remote Access Services Addendum attached hereto as Exhibit E.

XXVIII.       MISCELLANEOUS

The execution and delivery of this Agreement have been authorized by the Board of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any member of the Board or shareholders of the Trust, but bind only the property of the Trust, or Portfolio, as provided in the organizational documents.

Each party agrees to promptly sign all documents and take any additional actions reasonably requested by the other to accomplish the purposes of this Agreement.

[Remainder of Page Intentionally Blank]

Signature Page

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Michael F. Rogers

Name: Michael F. Rogers

Title: Executive Vice President

INVESTMENT COMPANIES

(Listed on Exhibit A hereto)

By: /s/ Richard A. Novak

Name: Richard A. Novak

Title: Treasurer